FREE WRITING PROSPECTUS Dated October 20, 2014	Filed Pursuant to Rule 433 Registration No. 333-183014 Registration No. 333-183014-05

$988,330,000

World Omni Auto Receivables Trust 2014-B

Issuing Entity

$186,000,000 Class A-1 Asset-Backed Notes, Series 2014-B

$320,000,000 Class A-2 Asset-Backed Notes, Series 2014-B

$354,000,000 Class A-3 Asset-Backed Notes, Series 2014-B

$107,600,000 Class A-4 Asset-Backed Notes, Series 2014-B

$20,730,000 Class B Asset-Backed Notes, Series 2014-B

World Omni Auto Receivables LLC

Depositor

World Omni Financial Corp.

Servicer and Sponsor

The depositor has filed with the Securities and Exchange Commission (“SEC”) a preliminary prospectus supplement dated October 20, 2014 and a prospectus dated October 20, 2014, which describe the notes to be issued by the issuing entity. You should review the preliminary prospectus supplement and the prospectus in their entirety before deciding to purchase any of the notes.

Ratings

It is a condition to the issuance of the notes that, on the closing date, each class of notes will receive at least the following ratings from Standard and Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“Standard & Poor’s”), and Fitch Ratings, Inc. (“Fitch”):

Class	Standard & Poor’s	Fitch

A-1	A-1+(sf)	F1+sf
A-2	AAA(sf)	AAAsf
A-3	AAA(sf)	AAAsf
A-4	AAA(sf)	AAAsf
B	AA(sf)	AAsf

Joint Bookrunners of the Class A Notes

J.P. Morgan	Barclays	MUFG	Wells Fargo Securities

Co-Managers of the Class A Notes

BofA Merrill Lynch	PNC Capital Markets LLC	BB&T Capital Markets	Comerica Securities	Regions Securities LLC

Joint Bookrunners of the Class B Notes

J.P. Morgan	Barclays	MUFG	Wells Fargo Securities

STATEMENT REGARDING THIS FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the depositor has filed with the SEC for more complete information about the issuer, the depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling 1-866-669-7629.